Exhibit 11


               HOMESTAKE MINING COMPANY AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)
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                                                                               1996                1995                1994

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PRIMARY:

Earnings:
    Net income                                                              $30,281             $30,327             $78,016
                                                                       =============       =============      ==============
    Net income applicable to primary earnings
       per share calculation                                                $30,281             $30,327             $78,016
                                                                       =============       =============      ==============

Weighted average number of shares outstanding                               146,311             138,117             137,733
                                                                       =============       =============      ==============

Net income per share - primary                                                $0.21               $0.22               $0.57
                                                                       =============       =============      ==============

FULLY DILUTED:

Earnings:
    Net income                                                              $30,281             $30,327             $78,016
    Add:
       Interest relating to 5.5% convertible
          subordinated notes, net of tax                                      6,517               6,517               6,517
       Amortization of issuance costs relating  to 5.5%
          convertible subordinated notes, net of tax                            443                 443                 443
                                                                       -------------       -------------      --------------
       Net income applicable to fully diluted earnings
          per share calculation                                             $37,241             $37,287             $84,976
                                                                       =============       =============      ==============

   Weighted average number of shares outstanding:
       Common shares                                                        146,311             138,117             137,733
       Additional average shares outstanding assuming
          conversion of 5.5% convertible subordinated notes                   6,505               6,505               6,505
                                                                       -------------       -------------      --------------

                                                                            152,816             144,622             144,238
                                                                       =============       =============      ==============

Net income per share - fully diluted (a)                                      $0.24               $0.26               $0.59
                                                                       =============       =============      ==============

(a) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produced an anti-dilutive result.

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